Exhibit 10.2

NON-SOLICITATION AGREEMENT

This Non-Solicitation Agreement is made and entered into this 20th day of March, 2007 by and between Colfax Financial Corporation, a Utah corporation (“Colfax”) and Flash Motors, Inc., an Arizona corporation (“Flash”).

WHEREAS Colfax and Flash entered into a Settlement Agreement on today’s date wherein they agreed to cancel the Consultant and Non Compete Agreement which was entered into by them on the 14th day of November, 2006, and replace said Consultant and Non Compete Agreement with this NON-SOLICITATION AGREEMENT.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Non-Solicitation.  There shall be no prohibition against Flash competing with Colfax, directly or indirectly, provided however that Flash agrees that it will not solicit nor accept any business from Colfax’s existing accounts or customers as described in Exhibit “A” attached hereto and made a part hereof by reference.

2.  Prospects.  Flash further agrees not to solicit business from the prospects set forth in Exhibit “B” attached hereto and made a part hereof by reference.

3.  Term.  The term of this Agreement shall commence on the date hereof and shall continue hereafter for a period of five (5) years.

4.  Duties.  It is understood and agreed that all duties set forth in paragraph 3 of the cancelled Consultant and Non-Compete Agreement are no longer binding upon Flash or any of its representatives, including Harry March.  It is specifically understood and agreed that the sole restriction upon March and its representatives is not to solicit for business purposes those parties described in paragraphs 1 and 2 of this Non-Solicitation Agreement.

5.  Cost of Agreement.  Colfax shall pay to Flash a total sum of One Million Four Hundred Thousand and no/100 Dollars ($1,400,000) for Flash and its representatives agreement not to solicit the accounts and prospects provided for herein said sum to be evidenced by a promissory note and to be paid as follows:

(a)

The issuance of a promissory note in the principal amount of One Million Four Hundred Thousand and no/100 Dollars ($1,400,000) to evidence said obligation which shall include the following terms and conditions

(i)

An effective date of March 1, 2007;

(ii)

interest at a rate of thirteen (13%) percent per annum;

(iii)

the same subordination provisions provided for in the notes issued pursuant to the Consulting and Non-Compete Agreement;

(iv)

interest shall be due monthly in arrears commencing April 1, 2007;

(v)

on November 14, 2008, the noteholder may demand payment of principal of Two Hundred Fifty Thousand and no/100 Dollars ($250,000) which will be payable within thirty (30) days and additional increments of up to Two Hundred Fifty Thousand and no/100 Dollars ($250,000) may be demanded every thirty (30) days thereafter until the note is paid in full.

It is understood and agreed that the Note shall be in the form of Exhibit “C” attached hereto and made a part hereof by reference and further that the issuance and execution of said note shall be deemed as payment in full of the two (2) Promissory Notes issued pursuant to the Consultant and Non-Compete Agreement.

6.  Effectiveness of Provisions on Consultant and Non-Compete Agreement.  Except as specifically provided for herein, the provisions of the Consultant and Non-Compete Agreement shall be unenforceable.

7.  Colfax Name.  Colfax hereby agrees to allow Flash and its representatives to use the name Colfax Financial notwithstanding the provisions of the Purchase Agreement entered into between the parties on the 14th day of November, 2006.  Colfax further agrees to rename its company STEN Credit Corporation provided, however, that it is agreed that Colfax may answer the phone “STEN Credit/Colfax” for a period of six (6) months from the date of this Agreement.

8.  Representation of Authority.  The Parties represent and warrant that each Party has the power and authority to execute this Non-Solicitation Agreement and perform the obligations contained herein.  Each Party acknowledges that the representations and warranties contained are of material importance to the other Parties, who would not execute this Non-Solicitation Agreement nor perform the obligations but for the receipt of the foregoing warranties and representations.

9.  Survival of Representations and Warranties.  The representation and warranties of the respective Parties as set forth in this Non-Solicitation Agreement, shall survive.

10.  Entire Agreement.  This Non-Solicitation Agreement contains the entire agreement between the Parties and supersedes and replaces any and all prior agreements, written and/or oral, relating to the subject matter hereof.  This Non-Solicitation Agreement may not be modified, and no. provisions hereof may be waived, except by an instrument in writing signed by the Parties hereto.  Except for the statements, representations, and promises contained herein, none of the Parties is relying upon any representation, statement or promise of the other party or their respective agents or attorneys in entering into this Non-Solicitation Agreement.

11.  Representation By Counsel.  The Parties hereto agree and acknowledge that they have had the opportunity to be represented herein by counsel of their own choosing in the negotiations and the preparation of this Non-Solicitation Agreement; that they have carefully read this Non-Solicitation Agreement; that they have had its contents fully explained to them by counsel; that they are fully aware of and understand all of its terms and the legal consequences thereof; that each Party has signed this Non-Solicitation Agreement voluntarily as part of their own free act and of their own free will and accord.

12.  Law and Venue.  This Non-Solicitation Agreement is made and entered into in the State of Arizona and shall in all respects be interpreted and enforced pursuant to the laws of Arizona, If an action is filed to enforce the terms of this Non-Solicitation Agreement, venue for such an action shall be the Superior Court for the: State of Arizona, for the County of Maricopa.

13.  Meaning.  This Non-Solicitation Agreement has been jointly negotiated by the Parties hereto.  The language of this Non-Solicitation Agreement shall be construed as a whole according to its fair meaning, to give effect to the broadest meaning and interpretation of the law possible, it being the Parties’ mutual intent to carry out its terms and not to be interpreted narrowly.

14.  Notice.  All notices, consents, requests, instructions, approvals or other communications shall be validly given, made or served, if in writing and delivered personally or sent by telecopier, telex, registered or certified mail, postage prepaid, if to Flash at the following address:

Flash Motors, Inc.

10662 E. San Salvador

Scottsdale, AZ 85258

If to Colfax, at the following address:

Colfax Financial Corporation

7607 E. McDowell Road, Suite 107

Scottsdale, AZ 85257

or, in each case, at such other address as may be from time to time specified, in writing, but no such change shall be deemed to have been given until it is actually received by the Party sought to be charged with its contents.

15.  Successors and Assigns.  This Non-Solicitation Agreement shall be binding and inure to the benefit of each of the Parties, their respective assigns, successors-in-interest and representatives.

16.  Attorneys’ Fees.  In the event of any dispute, including court proceedings, under or in connection with this Non-Solicitation Agreement, the prevailing party shall be entitled to recover from the losing party all costs, expenses and reasonable attorneys’ fees incidental to such dispute.

17.  Counterparts.  This Non-Solicitation Agreement may be executed in separate counterparts, and by facsimile signature, each of which shall be deemed an original but all of which together shall be one and the same instrument, and shall become effective when such counterparts have been signed and exchanged between all parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Non-Solicitation Agreement on the day and year first above written.

Dated:	FLASH MOTORS, INC.

	By	/s/ Harry March
Harry March

Dated:	COLFAX FINANCIAL CORPORATION

	By	/s/ Kenneth Brimmer
Kenneth Brimmer